TOYS“R”US, INC. ANNOUNCES FINANCIAL PERFORMANCE FOR 2009 FIRST
QUARTER
Company Reports Improved Net Results Over 2008 First Quarter
WAYNE, NJ (June 9, 2009) – Toys“R”Us, Inc. today reported results for its first quarter ended May 2, 2009.
Consolidated Financial Results
Operating earnings for first quarter of fiscal 2009 increased to $21 million from $2 million for the first quarter of fiscal 2008. The net loss was $35 million, compared to $36 million for the first quarter of fiscal 2008.
Adjusted EBITDA for the first quarter of fiscal 2009 was $121 million, equaling fiscal 2008. A detailed description and reconciliation of EBITDA and adjusted EBITDA are set forth at the end of this press release.
“Our first quarter results speak to the strengths of our business strategy and reflect our discipline as an organization in delivering results, protecting margin, and rigorously controlling expenses,” said Jerry Storch, Chairman and CEO, Toys“R”Us, Inc.

“We remain mindful of the uncertain economic environment and continue to be prudent in managing every aspect of our business.  At the same time, we have aggressively pursued opportunities to grow market share and advance our specialist position in the toy and baby products categories.  Our recent acquisitions of FAO Schwarz, along with eToys.com, babyuniverse.com, Toys.com and ePregnancy.com, add to our portfolio of family-friendly brands and differentiated product offerings.”

Mr. Storch added, “We continue to focus on improving the shopping experience for our customers by introducing exciting new merchandising concepts that deliver on quality, safety, value and convenience.”
Net sales during the first quarter of fiscal 2009 were $2.477 billion versus $2.719 billion for fiscal 2008. At both the Domestic and International segments, comparable store net sales decreased 5.4%. Nearly half of the sales decline was in the entertainment products category, driven by cyclic weakness of the video game business.
The gross margin rate of 35.9% remained unchanged, as improved product mix offset increased levels of promotional business. The company’s initiatives to reduce overall operating expenses achieved significant success, as SG&A expense for the quarter decreased by 12.0% or $107 million. The favorable SG&A comparison was helped by $40 million related to foreign currency translation and $14 million related to a prior year contract settlement in Japan.
Net interest expense was $92 million, compared to $93 million in the first quarter of fiscal 2008, as lower interest rates on borrowings were largely offset by changes in the fair value of our derivatives which do not qualify for hedge accounting. Our income tax benefit was down by $13 million, principally due to the decrease in our pre-tax loss and a decrease in our forecasted annualized effective tax rate.
The company ended the quarter with $470 million in cash, up from $408 million at the end of the first quarter of 2008. Moreover, at quarter end, the company had unused available credit lines of approximately $1.483 billion, including approximately $102 million that was available to our Japan subsidiary. Capital spending for the quarter decreased $31 million to $34 million, as we have taken, and continue to take steps to curtail our capital spending prudently in this economic environment. Total inventory at end of the first quarter was down $129 million or 5.8% versus the same period in fiscal 2008. Accounts payable at the end of the first quarter was down $59 million or 4.4% versus the same period in fiscal 2008.
Financial Results by Segment
Domestic
Operating earnings for the first quarter of fiscal 2009 were $106 million as compared to $102 million in the same period last year.  The increase for the quarter was primarily due to reduced operating expenses, offset by the gross margin effect of lower net sales.
Net sales for the segment during the first quarter of 2009 were $1.623 billion versus $1.711 billion for fiscal 2008. Comparable store net sales for the Domestic segment decreased 5.4% in the first quarter of fiscal 2009.  The sales of consumables and traditional toy categories were relatively strong, while video game systems and higher ticket juvenile items (furniture and gear) were weaker. Despite the difficult sales environment, gross margin for the segment was unchanged from the first quarter in the prior year at 35.9%.
International
Operating loss for the quarter in the International segment was $21 million as compared to $38 million in the first quarter of fiscal 2008.  Operating loss was favorably impacted by a decrease in certain SG&A expenses, offset by the gross margin effect of lower net sales.
Net sales for the segment during the first quarter of 2009 were $854 million versus $1.008 billion for fiscal 2008. For the first quarter of fiscal 2009, the International segment reported a 5.4% decrease in comparable store net sales, driven by the aforementioned decrease in entertainment product demand. Foreign currency translation decreased net sales by approximately $104 million. Gross margin as a percent of net sales was 36.1% in the first quarter of fiscal 2009, up from 36.0% during the same period last year. The increase in gross margin rate was primarily due to a favorable change in sales mix toward higher margin products, partially offset by selected price reductions.
Further information regarding the company’s financial performance in the first quarter of fiscal 2009 is presented in its Interim Report on Form 10-Q, which was filed with the Securities and Exchange Commission on June 9, 2009.

About Toys“R”Us, Inc.
Toys“R”Us, Inc. is the world’s leading dedicated toy and baby products retailer, offering a differentiated shopping experience through its family of brands.  It currently sells merchandise in more than 1,500 stores, including 847 Toys“R”Us and Babies“R”Us stores in the United States, and more than 700 international stores in 32 countries, consisting of both licensed and franchised stores. In addition, it sells extraordinary toys in two FAO Schwarz stores in the United States.  With its strong portfolio of e-commerce sites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and babyuniverse.com, it provides shoppers with an unparalleled online selection of distinctive toy and baby products. In addition, the company operates ePregnancy.com, an online resource for parents.  Headquartered in Wayne, NJ, Toys“R”Us, Inc. employs approximately 72,000 associates worldwide.  The company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need.
This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby.  All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements.  We generally identify these statements by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “will,” “may,” and similar words or phrases.  These statements discuss, among other things, our strategy, store openings and renovations, future financial or operational performance, anticipated cost savings, results of restructurings, anticipated domestic or international developments, and other goals, targets and future occurrences and trends.  These statements are subject to risks, uncertainties and other factors, including, among others, competition in the retail industry, seasonality of our business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, availability of adequate financing, our dependence on key vendors of our merchandise, international events affecting the delivery of toys and other products to our stores, economic, political and other developments associated with our international operations, and risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release).  We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements.  Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments.  Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.
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For more information please contact:
Kathleen Waugh
Phone: 973-617-5888
            646-366-8823
Email: waughk@toysrus.com

Condensed Consolidated Statements of Operations
Unaudited

	13 Weeks Ended
	May 2,	May 3 ,
(In millions )	2009	2008
Net sales	$2,477	$2,719
Cost of sales	1,587	1,742

Gross margin	890	977

Selling, general and administrative expenses	788	895
Depreciation and amortization	93	100
Other income, net	(12)	(20)

Total operating expenses	869	975

Operating earnings	21	2
Interest expense	(94)	(100)
Interest income	2	7

Loss before income taxes	(71)	(91)
Income tax benefit	31	44

Net loss	(40)	(47)
Less: Net loss attributable to noncontrolling interest	5	11

Net loss attributable to Toys “R” Us, Inc.	$(35)	$(36)

Condensed Consolidated Balance Sheets
Unaudited

	May 2,	January 31,	May 3 ,
(In millions)	2009	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$470	$783	$408
Short-term investments	—	—	20
Accounts and other receivables	190	251	198
Merchandise inventories	2,098	1,781	2,227
Current deferred tax assets	84	84	81
Prepaid expenses and other current assets	159	124	187

Total current assets	3,001	3,023	3,121
Property and equipment, net	4,131	4,187	4,351
Goodwill, net	377	380	366
Deferred tax assets	194	180	196
Restricted cash	177	193	135
Other assets	423	448	472

	$8,303	$8,411	$8,641

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term borrowings	$25	$—	$48
Accounts payable	1,290	1,412	1,349
Accrued expenses and other current liabilities	714	847	908
Income taxes payable	19	49	19
Current portion of long-term debt	96	98	29

Total current liabilities	2,144	2,406	2,353
Long-term debt	5,646	5,447	5,898
Deferred tax liabilities	72	78	21
Deferred rent liabilities	265	260	262
Other non-current liabilities	367	372	379
Toys “ R” Us, Inc. stockholders’ deficit	(297)	(274)	(414)
Noncontrolling interest	106	122	142

Total stockholders’ deficit	(191)	(152)	(272)

	$8,303	$8,411	$8,641

Non-GAAP Disclosure of EBITDA and Adjusted EBITDA
EBITDA and adjusted EBITDA are calculated as set forth in the table below.
Adjusted EBITDA, a supplemental non-GAAP financial measure, is used by the company to assess our operating performance as well as develop internal performance targets to determine its non-equity incentive plan compensation, and as such, it is considered an important measure of the company’s financial performance. We believe this supplemental non-GAAP financial measure is useful to management in evaluating our overall business because the items excluded in calculating adjusted EBITDA have little or no bearing on our day-to-day operating performance.
In addition, investors or prospective investors of the company regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, the company’s GAAP financial data. The company understands that these investors use EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance. The company does not, and investors should not, place undue reliance on EBITDA or adjusted EBITDA as measures of operating performance.
A reconciliation of Net loss attributable to Toys”R”Us, Inc. to EBITDA and adjusted EBITDA for the first quarters of fiscals 2009 and 2008 is as follows:

	13 Weeks Ended
	May 2,	May 3,
(In millions )	2009	2008
Net loss attributable to Toys “R” Us, Inc.	$(35)	$(36)

Add:
Interest expense	94	100
Interest income	(2)	(7)
Income tax benefit	(31)	(44)
Depreciation and amortization	93	100

EBITDA	119	113

Adjustments:
Sponsor management and advisory fees	4	4
McDonald’s Japan contract termination	—	14
Noncontrolling interest (a)	(4)	(11)
Other (b)	2	1

Adjusted EBITDA — Consolidated (c)	$121	$121

(a)	The adjustments represent the elimination of the noncontrolling interest in the adjusted EBITDA of Toys-Japan.

(b)	Represents miscellaneous other charges consisting primarily of restructuring and store closing costs which are not individually significant for separate disclosure.

(c)	Adjusted EBITDA is defined as EBITDA (earnings (loss) before interest income (expense), provision for income taxes, depreciation and amortization), as further adjusted to exclude the effects of certain period charges and gains or losses that management believes is not indicative of the company’s actual performance, including, among others, changes in foreign currency, noncontrolling interest, gains or losses on liquidations of subsidiaries or sales of properties, asset impairments and accounting changes. Although the nature of many of these period charges and gains or losses is recurring, we have historically excluded such impact from internal performance assessments.